Exhibit 99.2




                   U. S. STEEL ANNOUNCES RESULTS OF SUCCESSFUL
                       VOLUNTARY EARLY RETIREMENT PROGRAM

     PITTSBURGH, Feb. 6, 2009 - United States Steel Corporation (NYSE: X) announced today that approximately 500 employees have elected to retire under a Voluntary Early Retirement Program (VERP) offered to certain non-represented Headquarters and Operations employees in the United States who met age and years-of-service criteria. The retirement date for most employees will be February 28, with a few exceptions to allow for a short transition period.
In connection with the program, U. S. Steel will take a first quarter pre-tax charge of approximately $70 million.
     Among those who elected to retire are a number of executives, whose names will be announced in a series of press releases as internal notifications take place. The executive retirements will be effective on or about April 1, subject to an appropriate transition period. As a result of this program, U. S. Steel will restructure its workforce as well as its leadership ranks to meet current business needs using a comprehensive succession plan. We expect that this restructuring could save approximately $50 million annually once it has been fully implemented.
     The VERP is one element of a wide-ranging plan the company implemented to conserve cash and lower costs in light of the difficult global economic environment.
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For more information about U. S. Steel, visit www.ussteel.com.